Exhibit 99.7

Digital Fusion Reports First Quarter Results; Closes Equity Investment

    HUNTSVILLE, Ala.--(BUSINESS WIRE)--May 14, 2004--Digital Fusion, Inc. (OTCBB:DIGF), a business and information technology (IT) services provider, today announced financial results for the first quarter ended March 31, 2004.

    Financial Comparisons

    For the quarter ended March 31, 2004, revenues were $1.5 million versus $1.6 million for the same quarter in the previous year. The decrease in revenues during the first quarter 2004 compared to the same period last year was primarily due to the reduction in IT spending by our largest customer and the completion of two long-term projects. Net loss for the quarter ended March 31, 2004 was $90,000 compared to a net loss of $366,000 for the same quarter in the previous year.

    Business Discussion

    Consulting revenues were down approximately $100,000 in the first quarter of 2004 compared to the fourth quarter primarily due to the completion of two long-term projects and the delay in the start of new projects. Consulting operating margins increased to 26.4% first quarter 2004 compared to 24.6% in the fourth quarter of 2003.
    Revenue from product sales through the company's General Services Administration (GSA) schedule for the quarter ended March 31, 2004 increased $92,000 to $205,000 compared to the fourth quarter of 2003. The company expects to increase product revenue through its GSA schedule and commercially in fiscal year 2004. The company sells help desk management software to Information Technology buyers and follows up these sales by introducing the new clients to its consulting services offerings.

    Equity Investment

    On May 11, 2004, Digital Fusion and Madison Run, LLC completed an equity sale whereby Madison Run bought 608,108 shares of Digital Fusion common stock at $0.74 (74 cents) per share, was issued a five year warrant to purchase 304,054 shares of Digital Fusion common stock at $0.89 (89 cents) per share, and was issued a five year warrant to purchase 212,839 shares of Digital Fusion common stock at $0.94
(94 cents) per share. Mr. Gary Ryan, who was appointed as Digital Fusion's new President on May 5th, is a member of the Madison Run investment group and personally invested $100,000 in the offering.

    Management Comments

    "The completion of two major projects in the fourth quarter to meet customer yearend requirements resulted in the early completion of a piece of our first quarter planned backlog," said Roy Crippen, chief executive officer. "Our pipeline for the remainder of 2004 continues to build and we are confident that we will execute our plans to increase revenue this year. Also, the investment by Madison Run gives us the additional capital required to significantly enhance our sales and marketing efforts to the federal markets. I want to thank them for their support."
    "My top priority as Digital Fusion's new president is to grow our revenue," said Gary Ryan, president. "We are looking towards new service offerings which will propel that growth and that will remain our primary focus for the remainder of this fiscal year."

    About Digital Fusion

    Digital Fusion is a business and information technology consulting company helping its customers make the most of technology to access business information, enhance the performance of their human resources and meet their business needs.
    Digital Fusion provides a range of services in business process and application strategy and development, including Application Development and Data Management, Systems Integration and IT Support. Based in the eastern U.S., Digital Fusion has offices in Washington D.C., Philadelphia, Orlando, Huntsville, and New Jersey. For additional information about Digital Fusion visit http://www.digitalfusion.com.

    Forward Looking Statements. All statements other than statements of historical fact included in this release are forward-looking statements. When used in this release, words such as "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to the Company or its management, as well as assumptions made by and information currently available to the Company's management, identify forward-looking statements. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors including, but not limited to: the effect of business and economic conditions; the impact of competitive products and pricing; and capacity and supply constraints or difficulties. Such statements reflect the current views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company.



                         DIGITAL FUSION, INC.
                 Condensed Consolidated Balance Sheets
                   (in thousands, except share data)

                                              March 31,
                                                 2004     December 31,
                   ASSETS                      unaudited      2003
                                              ----------  ------------
Current assets:
   Cash and cash equivalents                 $      156  $        419
   Accounts receivable (net of allowance
    for doubtful accounts of $90 in
    2004 and 2003)                                  930           737
   Other current assets                              50            39
                                              ----------  ------------
      Total current assets                        1,136         1,195
Property and equipment, net                          24            29
Intangible assets, net                            3,347         3,347
Other assets                                         13            13
                                              ----------  ------------
      Total assets                           $    4,520  $      4,584
                                              ==========  ============

     LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable and accrued expenses     $      673  $        658
   Current maturities of long-term debt             713            46
   Deferred revenue                                  21            21
                                              ----------  ------------
      Total current liabilities                   1,407           725
Interest payable - long term                         50            39
Long-term debt, less current maturities             602         1,269
Pension obligation                                  295           295
                                              ----------  ------------
      Total liabilities                           2,354         2,328
                                              ----------  ------------
Stockholders' equity:
   Common stock, $.01 par value, authorized
    16,000,000 shares, 7,167,671 shares
    issued and outstanding                           72            72
   Additional paid in capital                    39,919        39,919
   Accumulated deficit                          (37,825)      (37,735)
                                              ----------  ------------
      Total stockholders' equity                  2,166         2,256

                                              ----------  ------------
      Total liabilities and stockholders'
       equity                                $    4,520  $      4,584
                                              ==========  ============





                         DIGITAL FUSION, INC.
            Condensed Consolidated Statements of Operations
     For the three and twelve months ended March 31, 2004 and 2004
          (unaudited, in thousands, except per share amounts)

                                                      2004       2003
                                                 ---------- ----------

Revenues
 Services                                       $    1,281 $    1,612
 Product                                               205          -
                                                 ---------- ----------
      Total Revenues                                 1,486      1,612
                                                 ---------- ----------
Cost of services and goods sold
 Services                                              943      1,334
 Product                                               189          -
                                                 ---------- ----------
      Total cost of services and goods sold          1,132      1,334
                                                 ---------- ----------
      Gross Profit                                     354        278
                                                 ---------- ----------

Operating expenses:
   Selling                                              97        109
   General and administrative                          313        483
                                                 ---------- ----------
      Total operating expenses                         410        592
                                                 ---------- ----------

      Operating loss                                   (56)      (314)
                                                 ---------- ----------

Other expense:
   Interest expense, net                               (34)       (52)
                                                 ---------- ----------
      Total other expense                              (34)       (52)
                                                 ---------- ----------

      Loss before income taxes                         (90)      (366)

Income tax provision                                     -          -
                                                 ---------- ----------

      Net loss                                         (90)      (366)
                                                 ========== ==========


Loss per share:
   Basic and diluted                            $    (0.01)$    (0.05)
                                                 ========== ==========
Weighted average common stock outstanding:
   Basic and diluted                             7,168,000  7,168,000
                                                 ========== ==========

    CONTACT: Digital Fusion, Inc., Huntsville
             Roy E. Crippen, 256-837-2620
             rcrippen@digitalfusion.com